KL2:117673.2

Hawthorne Sea Fund
Hawthorne Bond Fund
series of
Hawthorne Investment Trust

One Lewis Wharf
Boston, Massachusetts 02110
(617) 227-4800



Notice of Special Meetings of Shareholders to be Held on February 28 , 1996



To the Shareholders:

	Special meetings of the shareholders of the Hawthorne Sea Fund and the Hawthorne Bond Fund (each, a "Fund" and, collectively, the "Funds") will be held on February 28, 1996 at 10:00am at One Lewis Wharf, Boston, MA 02110.
  The meetings will be held for the following purposes:

	1.	To approve a new investment management agreement with Morris
 Asset Management, Inc.  No fee increase is proposed.


	2.	To elect Board members to hold office until their successors are duly elected and qualified.

	3.	To ratify the selection of Seymour Schneidman & Co. as
 independent public accountants of each Fund for the fiscal year ending October 31, 1996.

	4.	To approve a new Rule 12b-1 distribution plan.

	5.	Finally, to transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

	Shareholders of record as of the close of business on January 2, 1996 are entitled to receive notice of, and to vote at, the special meeting of their Fund and any and all adjournments thereof. Your attention is called to the accompanying combined proxy statement. We sincerely hope that you can attend the meeting of your Fund.

						By Order of the Board of Trustees


						Charles G. Dyer
Boston, Massachusetts				Chairman
February 5, 1996

IMPORTANT
You are invited to attend your Special Meeting. Whether or not you plan to attend the Meeting in person, you are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided, which is addressed for your convenience and requires no postage if mailed in the United States. Your prompt return of the enclosed proxy card may save your Fund the necessity and expense of further solicitations to assure a quorum at the Meeting. A Proxy will not be required for admission to the meeting.

Hawthorne Sea Fund
Hawthorne Bond Fund

COMBINED PROXY STATEMENT





Special Meetings of Shareholders to be Held on February 28, 1996.

	This combined proxy statement is furnished in connection with a solicitation of proxies by the Board of Trustees (the "Board") of Hawthorne Investment Trust (the "Company") and relates to the Hawthorne Sea Fund
 (the "Sea Fund") and the Hawthorne Bond Fund (the "Bond Fund" and, collectively with the Sea Fund, the "Funds") to be used at the Special Meeting of Shareholders of each Fund (the "Meeting") to be held for the purposes set forth in the accompanying Notice of Special Meetings of Shareholders. Shareholders of record at the close of business on January 2, 1996 (the "Record Date") are entitled to be present and to vote at the Meeting, and at any and all adjournments thereof.

	The Funds will request broker-dealer firms, custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the shares held as of the Record Date. The Funds may reimburse such broker-dealer firms, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with such proxy solicitation.
 In addition to the solicitation of proxies by mail, officers of the Funds and employees of Hawthorne Associates, Inc. ("HAI"), without additional compensation, may solicit proxies in person or by telephone, and/or the Funds may engage a proxy service firm to assist in the solicitation of proxies. The costs associated with such solicitation and the Meeting will be borne by the parties to the Agreement (as defined in Proposal 1 of this combined proxy statement).

	Each Fund share is entitled to one vote. If the accompanying proxy card is properly executed, returned in time to be voted at the Special Meeting and unrevoked, the shares covered thereby will be voted in accordance with the instructions marked thereon by the shareholder(s).  Executed proxies that are unmarked will be voted in favor of all proposals.  The proxy holder will vote in his or her discretion upon any other business as may properly come before the Meeting, or any adjournment or adjournments thereof. If the enclosed proxy card is executed and returned, it nevertheless may be revoked by another proxy or by letter or telegram directed to the Company, which must indicate the shareholder's name and account number.  To be effective, such revocation must be received prior to the Meeting.  In addition, any shareholder who attends a Meeting in person may vote by ballot, thereby canceling any proxy previously given.
  The Funds have outstanding the number of shares indicated below as of January 2, 1996:
			Bond Fund:	49,243.206
			Sea Fund:	76,659.290

Proxy materials have been mailed to shareholders of record on or about
 February 18, 1996.

Copies of the most recent annual and semi-annual reports of the Funds, including financial statements, are included with your proxy materials.

	A majority of the outstanding shares of a Fund on the Record Date, represented in person or by proxy, must be present to constitute a quorum for the transaction of such Fund's business at the Meeting.

	The affirmative vote of a "majority of the outstanding voting securities" of a Fund is required for the approval of Proposals 1 and 4. For purposes of this requirement, a "majority of the outstanding voting securities" of a Fund has the meaning assigned to that term in the Investment Company Act of 1940, as amended (the "1940 Act"), i.e. (i) 67% or more of the shares of such Fund present at the Meeting if more than 50% of the outstanding shares of such Fund are represented at the Meeting in person or by p an 50% of the outstanding shares of such Fund, whichever is less.
 A plurality of the votes cast at the Meeting is required for the election of Board members (Proposal 2) and a majority of the votes cast is required for the ratification of independent accountants (Proposal 3).

	If a quorum is not present at a Meeting, or if a quorum is present but sufficient votes to approve any of the Proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. In determining whether to adjourn the Meeting, the following factors may be considered: the nature of the Proposals that are the subject of the Meeting, the percentage of votes actually cast, the percentage of negative votes actually cast, the nat licitation and the information to be provided to shareholders with respect to the reasons for the solicitation. Any adjournment will require the affirmative vote of a majority of those shares represented at the Meeting in person or by proxy. A shareholder vote may be taken for one of the Funds on one or more of the Proposals in this combined proxy statement prior to any adjournment if sufficient votes have been received for approval. If a shareholder abstains from voting as to any matter, then the shares lder shall be deemed present at the Meeting of the Fund for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a ``non-vote'' proxy, indicating a lack of authority to vote on a matter, then the shares covered by such non-vote shall be deemed present at the Meeting for purposes of determining a quorum but shall not be deemed represented at the Meeting for purposes of cal
h respect to such matter.

	To the best of the Company's knowledge, as of January 2, 1996, the following persons beneficially owned 5% or more of the outstanding shares of the fund mentioned:

	Bond Fund:	Mr. Frank Bonna, Mr. Cono Borrelli, Mr. Al Speckman.
	Sea Fund:	Mr. Cono Borrelli, Mr. L. Conover, Mr. John T. Names



PROPOSAL 1

APPROVAL OF A NEW INVESTMENT
MANAGEMENT AGREEMENTS BETWEEN THE
FUNDS AND MORRIS ASSET MANAGEMENT, INC.


Background

Information Concerning the Acquisition

	The Board has approved the principal terms of an acquisition of the right to manage the Funds by Morris Asset Management, Inc. ("MAM")
 (the "Acquisition") whereby MAM will become the investment adviser to each
 of the Funds.   The Funds had combined assets of approximately $1.2 million as of January 2, 1996.

	From May 1995 through November 1995, HAI and Charles Dyer, and MAM and Gerry Morris, conducted negotiations for MAM to become the new investment adviser for the Funds. As of mid-November, 1995, negotiations were completed subject to approval of the Funds_ board and shareholders and Charles Dyer and Gerry Morris entered into an conditional Agreement on behalf of HAI and MAM providing an arrangement under which MAM would become the new investment adviser to the Funds. It is anticipated that the sale of shares be recommenced once the new investment advisory and distribution arrangements have been finalized and a registration statement has become effective with the Securities and Exchange Commission to reflect the new arrangements, assuming shareholder approval and satisfaction of other conditions.

	The Agreement requires that shareholders of each Fund approve a new investment advisory agreement with MAM. The Agreement also requires that shareholders approve a new distribution agreement with Forum Financial. Furthermore, the Agreement requires shareholder approval of a Rule 12b-1 Distribution Plan ("Rule 12b-1 Plan").


	In light of MAM's evaluation of the performance of the Funds since their inception, MAM determined that it would be in the best interests of the Funds to continue to utilize Charles Dyer as their portfolio manager.
 Within the framework of the new investment advisory agreement, MAM would exercise supervisory authority over the day-to-day investment advice and portfolio management. If in the future Mr. Dyer's services are terminated for any reason, MAM would then commence providing all investment management functions on a primary basis through other employees.

	All expenses of the Funds in connection with the Special Meeting of Shareholders pursuant to which these approvals are being solicited are to be paid by the Funds. [Nevertheless, it is not expected that the Funds will incur any substantial expense in light of MAM's agreement to reimburse the Funds.]

	The Agreement calls for MAM to issue to Charles G. Dyer a one-third stock ownership interest in MAM. It further provides that MAM will raise $350,000 through the issuance of additional common stock diluting the aggregate interest of the existing shareholders (including Charles G. Dyer) by no more than 15%. Of the $350,000 to be raised by MAM, $50,000 is to remain as MAM's working capital and $300,000 is to be held for the purpose of paying and satisfying expenses and liabilities of the Funds.

	Assuming shareholder approval of the Proposals set forth in this Proxy Statement, MAM will pay the amount of $75,000 towards Fund expenses and liabilities. Additional amounts of up to $225,000 will be paid towards the satisfaction of any remaining Fund expenses and liabilities; such additional amounts may be paid on an ongoing basis from one-half of the revenues earned by MAM in managing the Funds.

	The Agreement further provides that Gerald Morris and Charles Dyer will participate on a committee to determine the payees and amounts to be paid with respect to all payments to be made of the funds paid by MAM. Determinations regarding payments to be made in satisfaction of the various claims against, or liabilities of, the Funds are to be made in accordance with the following priorities:

	(i) expenses of the Funds accrued for services provided by, or other liabilities of the Funds to, unaffiliated third parties (persons or entities who are not "Hawthorne Affiliates," as defined below). These expenses or liabilities will be prioritized in accordance with how recently they were accrued, i.e., expenses for services recently performed by the Funds' auditors shall have priority over any liability for the costs of audits performed in previous fiscal years; then,

	(ii) expenses or liabilities of the Funds for services performed by unaffiliated third parties which were previously satisfied by way of fee waivers or reimbursements to the Funds by HAI, Hawthorne Distributors Corp. ("HDC"), Charles G. Dyer, or any of their affiliates (collectively, "Hawthorne Affiliates"), in which case payments will be made directly to the appropriate Hawthorne Affiliate; then

	(iii) expenses or liabilities of the Funds accrued for services provided directly by Hawthorne Affiliates, in which case payments will be made directly to the appropriate Hawthorne Affiliate.

	The consummation of the transactions contemplated by the Agreement is subject to the fulfillment of a number of conditions, including the receipt of the approvals referred to above, as well as the election as trustees of the Trust of the 3 nominees of MAM.

	As indicated below, no material change is contemplated in the management or operations of the Funds, and the management fee payable by each of the Funds will not change under each new management agreement. If the Acquisition is consummated, MAM plans to retain Charles G. Dyer in his present role as the portfolio manager of the Funds.

	In addition to the proposed new advisory agreement, new distribution and administration agreements would be entered into with Forum Financial. The Board also approved a new Rule 12b-1 plan, and determined to recommend to shareholders that they approve the new management agreement and new Rule
 12b-1 plan.

	The assets that are to be transferred by HAI to MAM in the Acquisition (the "Acquired Assets") would consist of interest in, and claims and rights under, its investment advisory, selling, administration, lease and other agreements and contracts relating to the Funds or the management or operation thereof; rights and interests of HAI in the permits, approvals, licenses and registrations issued in connection with the businesses of HAI, to the extent transferable, and certain other intangible property; the books and records of HAI related to the management or operation of the Funds; and research and information (including data and software) related to the management or operation of the Funds.

 The consummation of the Acquisition by MAM is subject to the fulfillment of certain conditions, including the approval by the shareholders of the Funds of the new management agreements, the election of Gerald Morris (and other nominees acceptable to MAM and named in this proxy statement) to the Board, and the adoption by the Board of resolutions which require at least 75% of the Board to be comprised of persons who are not interested persons of HAI or MAM for at least 3 years following the Acquisition, consistent with the requirements of Section 15(f) of the 1940 Act.

	HAI and MAM have informed the Company that they propose to comply with
 Section 15(f) of the 1940 Act. Section 15(f) provides a non-exclusive safe harbor for an investment adviser or any of its affiliated persons to receive any amount or benefit in connection with a change in control of the investment adviser as long as two conditions are met. First, for a period of three years after the transaction, at least 75% of the board members for the investment company must not be "interested persons" of the successor or predecessor investment adviser. Second, an "unfair burden" must not be imposed on the investment company as a result of such transaction or any express or implied terms, conditions or understandings applicable thereto. The term "unfair burden" is defined in Section 15(f) to include any arrangement during the two-year period after the transaction whereby the investment adviser (or predecessor or successor investment adviser), or any interested person of any such adviser, receives or is entitled to receive any compensation, directly of indirectly, from the investment company or its security holders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than bona fide ordinary compensation as principal underwriter for such investment company). HAI and MAM are not aware of any express or implied term, condition, arrangement or understanding which would impose an "unfair burden" on the Funds as a result of the Acquisition. HAI and MAM and their respective affiliates will take no action that would have the effect of imposing an "unfair burden" on a Fund as a result of the Acquisition.

Information Pertaining to HAI

	HAI was incorporated in 1985 and has served as investment manager to the Funds since their commencement of operations in 1990 & 1991. HAI also acts as the investment manager to private advisory accounts, including pension accounts. HAI is owned by Charles G. Dyer, who also owns HDC. The address of HAI and HDC is One Lewis Wharf, Boston, Massachusetts 02110.

	The names and principal occupations of the principal executive officer and the directors of HAI are set forth below. The address of all the individuals listed is that of HAI.

	Name		Principal Occupations For the Last 5Years

Charles G. Dyer				Chief Investment Officer & CEO.

Gib Dyer				Vice President, Operations

	Hawthorne Associates, Inc. has agreed to pay excess sums on account of several accounts payable to professionals incurred in the ordinary course of business of the funds which due to the funds small size could not be borne by the funds. A letter dated July 17, 1995 was addressed to the Hawthorne Investment Trust from the Securities and Exchange Commission, which detailed those items which were currently deficient in regard to the two funds. This letter has been responded to appropriately and all aforementioned deficiencies have been addressed and corrected to the funds present capabilities.

	Hawthorne Associates, Inc. has been subject to litigation in the ordinary course of its business and is confident that the same will be settled to the mutual satisfaction of the parties involved.


Existing and New Investment Management Agreements

	Certain investment management services are currently provided to each Fund by HAI pursuant to an investment management agreement (the "Management Agreements"). Pursuant to each Management Agreement, HAI furnishes the Fund with investment advice and investment recommendations as to the purchase and sale of portfolio securities, and in general manages each Fund's investments subject to the ultimate supervision and direction of the Board.

	Pursuant to the Management Agreement, for furnishing each Fund with investment advice and investment management and administrative services with respect to a Fund's assets, including making specific recommendations as to the purchase and sale of portfolio securities, furnishing requisite office space and personnel, and in general superintending and managing each Fund's investments subject to the ultimate supervision and direction of the Board, HAI is paid monthly a fee as set forth below:

           			Bond Fund		Sea Fund
Management Fee:        	0.50%			0.725%
(As a percentage of average net assets)

 HAI will reduce its aggregate fees for any fiscal year, or reimburse a Fund, to the extent required so that a Fund's expenses do not exceed the expense limitations applicable to such Fund under its Management Agreement and/or the securities laws or regulations of those states or jurisdictions in which such Fund's shares are registered or qualified for sale.

	The new management agreements ("New Management Agreements") between the Funds and MAM are similar in all material respects to the existing
 Management Agreement, except for the identity of the Funds' manager and the dates of their execution, effectiveness and termination. A form of the New Management Agreement is included in this proxy statement as an Exhibit.

	For each Fund, the New Management Agreement will remain in effect for an initial period of two years and may continue thereafter from year to year if specifically approved at least annually by: (i) the vote of a majority of the Board Members of each Fund who are not parties to the New Management Agreement or "interested persons" of any such party, cast in person at a meeting called for that purpose; or (ii) a majority vote of the shareholders.  Each New Management Agreement may be terminated by either party at any time without penalty upon 60 days' notice, and will automatically terminate in the event of its assignment.  Termination will not affect the right of MAM to receive payments on any unpaid balance of the compensation earned prior to termination. MAM may from time to time voluntarily waive a portion of its management fee.

Deliberations by the Board

	(i)	New Management Agreements

	On November 30, 1995, the Board approved the New Management Agreements, subject to shareholder approval.
	In determining to recommend approval of the New Management Agreements to the shareholders, the Board members inquired into a number of matters and considered the following factors, among others:

	(1)	HAI's desire to reduce the extent and scope of its investment company business and to limit additional cost overruns.


	(2)	Gerald Morris' commitment to the development and expansion of an investment company business under MAM, and the potential capabilities and resources of MAM.


	(3)	The intention of MAM to employ Charles Dyer and Gib Dyer the present portfolio management personnel of HAI, and its expectation that those persons will continue to render substantially the same portfolio management services with regard to the Funds as they are currently rendering.


	(4)	The fact that the management fees and management services to be performed under the New Management Agreements would likely be the same or an improvement over those under the existing Management Agreements, and that terms of the agreements are similar in all material respects, except for the identity of the investment adviser, the dates of their execution, and effectiveness and termination.


	(5)	The possibility that having Forum Financial act as the
 distributor of the Funds would increase the assets and economies of scale of the Funds.

	As a result of their considerations, the Board determined that the New Management Agreements would be in the best interests of the Funds and their shareholders. The Board also determined that the New Management Agreements would not "result in any unfair burden" to the Funds within the meaning of the 1940 Act. Accordingly, the Board unanimously approved the New
 Management Agreements and voted to recommend them to shareholders for approval.

	(ii)	New Administration Agreement

	In anticipation of the Acquisition, the Board approved a new administration agreement with Forum Financial, to take effect if Proposal 1 is approved by shareholders and upon consummation of the Acquisition.
  The new administration agreement would provide for Forum Financial to act as administrator for the Funds. See Fund Exhibit. No shareholder approval of the new administration agreement is being sought in this proxy statement.


Morris Asset Management, Inc. and its Principal Executive Officer

	MAM was organized as a Delaware corporation on July 18, 1995. MAM has no operating history as an investment manager. However, MAM has stated that it intends to employ the investment management personnel related to the Funds currently employed by HAI. Such persons have extensive experience in managing mutual funds and providing investment advisory services to pension plans and other clients.


	The names and principal occupations of the principal executive officer and each director of MAM are set forth below.

				                         	Principal	Occupations
Name, Age & Address	Position with MAM	    	for the last 5	Years

Gerald E. Morris, 63                       Chairman of the Board and Chief
437 Madison Avenue                        	Executive Officer, Intalite
39th Floor                                 International
                                          	N.V.; from 1987 to 1995,
                                          	Independent Trustee of the
                   	                       Blanchard Group of Funds;
 	                                         Director of Beacon Trust Company.



Required Vote

	In order to approve Proposal 1, the affirmative vote of a "majority of the outstanding voting securities", as defined by the 1940 Act, of a Fund is required. The Board unanimously recommends that shareholders vote FOR the approval of the New Investment Management Agreements between the Funds and MAM.


PROPOSAL 2

ELECTION OF BOARD MEMBERS TO SERVE
IF SHAREHOLDERS APPROVE
THE PROPOSED INVESTMENT MANAGEMENT AGREEMENT
AND UPON CONSUMMATION OF THE ACQUISITION


Nominees for Election to the Board

	The Board will consist of four members. It is proposed that shareholders elect as Board members the individuals (the "Nominees") listed below, each to serve until his or her successor is duly elected and qualified. The term of office of the persons elected to serve as Board members of the Funds will commence on the date of the resignations of current Board members, which are expected to occur on the date of the closing of the Acquisition. Biographical information about the Nominees and other relevant information is set forth below. Each Nominee has consnted to being named in this proxy statement and has agreed to serve as a Board
 Member if elected. The Board reserves the right to substitute another person or persons of their choice as a nominee or nominees if a Nominee is unable to serve as Board Member at the time of the Meeting for any reason; any such additional nominee(s) will be persons designated by Gerald Morris. Nothing, however, currently indicates that such a situation will arrise.

    Nominee    Age   Principal Occupations
                     	of Last Five Years

Harold Schroeder      See Attached Resume	   Board Member since 1995

Ellyn Brown           See Attached Resume	   Nominee
3801 Canterbury Road
Suite 1009
Baltimore, MD  21218


Gerald Morris  63        From 1968 to present,        Nominee
437 Madison Avenue       Chairman & Chief Executive
39th Floor               Officer, Intalite International,
New York, NY  10022      N.V.: from 1987 to 1985,
                         Independent Trustee of the
                         Blanchard Group of Funds;
                         Director of Beacon Trust
                         Company.

Leigh A. Wilson    51	   From 1989 to present,                  Nominee
Glenleigh International	 Chairman and Chief
Ltd.	Executive Officer,  Glenleigh
53 Sylvan Road North	    International Limited; from
Westport, CT  06880	     1984 to 1989, Chief
                        	Executive Officer, Paribas
                        	North America and Paribas
                        	Corporation; Trustee of The
                        	Victory Portfolios, The Victory
                        	Funds and the Spears, Benzak
                        	Salomon and Farrell Funds.

Committees of the Board

	Presently there are no committees set for the Board.

Remuneration of Board Members and Officers

	Commencing upon the Acquisition of the Funds, each Fund will pay each "disinterested" Board member the Fund's pro rata share of: (i) an annual retainer of $1,000; (ii) $500.00 per quarterly and special Board meeting;
 (iii) $500.00 per committee meeting; and (iv) $250.00 per special telephonic meeting. The pro rata share paid by the Acquired Fund will be based upon the Fund's average net assets for the previous quarter as a percentage of the average net assets of both Funds. For each Fund's most recent fiscal year there were no board meetings held.


Executive Officers of the Funds

The following persons currently are principal executive officers of the Funds:

                      				Principal Occupations
Name     			Age		        For the Last Five Years

Charles G. Dyer		58	    	Chief Investment Officer
                         and CEO, Hawthorne	Associates, Inc.

	It is anticipated that upon consummation of the Acquisition, Louis Transou and Charles Dyer will resign as directors and will be replaced by Gerald Morris, Leigh Wilson, and Ellyn Brown, whose qualifications are described under "Nominees for Election to the Boards."

Required Vote

	A majority of the votes cast at each Fund's Meeting, assuming a quorum is present, is required for the election of the Board members. The Boards unanimously recommend that shareholders vote FOR the above slate of Nominees. If the Acquisition described in Proposal 1 of this proxy statement is not consummated with respect to a Fund, Proposal 2 will not be implemented with respect to that Fund, even if the shareholder vote necessary to adopt it is received.



PROPOSAL 3

RATIFICATION OF THE SELECTION OF
INDEPENDENT PUBLIC ACCOUNTANTS

	The Board, including a majority of the Board members who are not "interested persons" of the Funds as defined by the 1940 Act, have selected the firm of Seymour Schneidman to serve as independent public accountants of the Funds for the fiscal year ending October 31, 1996, subject to the right of each Fund to terminate such employment immediately without penalty by vote of a majority of the outstanding voting securities of a Fund at any meeting called for such purpose. The Board's selection is submitted to the shareholders for ratification.

	Services were performed by Bruce E. Lavigne, CPA during the most recent years including an audit of the financial statements of the Funds and services related to filings with the Securities and Exchange Commission.
 Prior to that such services were provided by Coopers & Lybrand. There were no disputes with previous auditors, vis. Coopers & Lybrand, and the change was necessary due to the reduced size of the Funds. Seymour Schneidman has informed the Funds that neither Seymour Schneidman nor any of its partners has any direct or indirect financial interest in the Funds except as auditors and independent public accountants. Representatives of Seymour Schneidman are not expected to be present at the Meeting but have been given the opportunity to make a statement if they so desire, and will be available should any matter arise that requires their participation.

Required Vote

	In order to approve Proposal 3 and thereby ratify the selection of independent public accountants, a vote of a majority of the shares represented in person or by proxy at the meeting, assuming a quorum is present, is required. The Board unanimously recommends that shareholders vote FOR the ratification of the selection of Seymour Schneidman as independent public accountants for the fiscal year ending October 31, 1996.



PROPOSAL 4

APPROVAL OF RULE 12b-1 PLAN

Introduction

	Rule 12b-1 (the "Rule"), adopted by the SEC under the 1940 Act, provides, among other things, that an investment company may bear expenses of distributing its shares only pursuant to a plan (a "Rule 12b-1 Plan") adopted in accordance with the Rule.

	It is proposed that, effective upon the consummation of the Acquisition, new
 Rule 12b-1 Plans for the Funds be approved as described below.  A form of new Rule 12b-1 Plan applicable to each Fund is attached.

	Shareholders should review the Fund Exhibit and the section below that describes the Rule 12b-1 Plan.


Proposed Rule 12b-1 Plans

	It is proposed that each Fund adopt a Rule 12b-1 Plan under which the Fund will pay up to a maximum of 0.25% per annum of its average daily net assets for expenses incurred in the distribution of the Fund's shares
 (the "Plan").


	Pursuant to the Plan, Forum Financial would be entitled to reimbursement (up to the maximum of 0.25% per annum of average net assets of each Fund) for its actual expenses incurred in the distribution and promotion of a Fund's shares, including the printing of prospectuses and reports used for sales purposes, expenses for preparation and printing of sales literature and other related expenses, including any distribution or service fees paid to securities dealers or institutions who have executed a distribution or service agreement with Forum Financial. Forum Financial may include as an expense a portion of its overhead, including out-of-pocket costs.

	The Plan is classified as a "compensation" plan in which the annual level of payments is fixed as a percentage of each Fund's average daily net assets. Because there would be no requirement under the plan that Forum Financial be reimbursed for all its expenses or any requirement that the Plan be continued from year to year, this excess amount would not constitute a liability of the Fund. Any cumulative expenses incurred by Forum Financial but not recovered through distribution fees, may or may not be recovered through future distribution fees. If Forum Financial's actual distribution expenditures in a given year are less than the Rule 12b-1 payments it receives from the Fund for that year, and no effect is given to previously accumulated distribution expenditures in excess of the Rule 12b-1 payments borne by Forum Financial out of its own resources in other years, the difference could be viewed as "profit" to the Distributor for that year. The Chief Financial Officer of the Fund will report to the Board on a quarterly basis, and the Board will review, each quarter, the amounts expended under the Plan and the purposes for which expenditures were made.


	In the event the Plan is terminated in accordance with its terms, the obligations of a Fund to make payments to Forum Financial pursuant to the Plan cease and a Fund will not be required to make any payments for expenses in excess of amounts currently reimbursable for a Fund.


Action by the Board

	The Board, including a majority of the trustees who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the proposed Plan ("Qualified Trustees"), has adopted the Plan subject to shareholder approval. At the meeting, shareholders of the respective Funds will be asked to ratify the Board's prior approval of the Plan.

	The Plan may be terminated as to either Fund by the vote of a majority of the trustees who are not "interested persons" or by the vote of "a majority of the outstanding voting securities" (as defined under the 1940
 Act) of that Fund. The Plan will continue in effect so long as within each one-year period such continuance is specifically approved by the vote of a majority of the trustees (which also must include a majority of the Qualified Trustees). If the Plan is terminated or not reviewed with respect to a Fund it ,ay continue in effect with respect to the other Fund as to which it has not been terminated or has been renewed.

	Any change in a Plan that would materially increase the distribution costs to a Fund requires shareholder approval; otherwise, the Plan may be amended by the Trustees.

	If the Plan is successful in increasing the size of the Funds through advertising and other promotional expenditures, MAM will benefit by way of increased investment advisory fees due to the increase in the net assets of the Fund. Because all amounts of distribution fees paid pursuant to the Plan will be paid to Forum Financial and, through it, to its officers, directors and employees, such persons may be deemed to have a direct or indirect financial interest in the operation of the Plan.

	At the time that the Plan was approved by the Board, the Trustee, in the exercise of their reasonable business judgment and in light of their fiduciary duties under Massachusetts law and the 1940 Act, determined based upon material requested and evaluated by them, that the Plan was reasonably likely to contribute to an increase in sales of the shares of the Funds.
 The Board determined that there is a reasonable likelihood that the Plan will benefit the Funds and shareholders by facilitating distribution of the Funds' shares to customers of broker-dealers and other persons, thereby achieving economies of scale resulting from a larger portfolio.

	In making its determination to adopt the Plan, the Board considered general trends in pricing structures for mutual funds distributed through dealer networks and determined that the ability to compensate third party broker-dealers for promoting and selling Fund shares would likely increase sales, enhance the Fund's ability to maintain accounts and therefore improve asset retention. The Board also concluded that third party marketing efforts under the Plan, if successful, could increase the Fund's ability to maintain a steady level of net assets, which could in tern contribute to the stability of the Fund's portfolio positions and afford greater flexibility in pursuing the Funds' investment objectives. The Board, and in particular, the Qualified Trustees, recognize that they are able to influence the nature, manner and amount of expenditures, and by being able to terminate the Plan and thereby end all obligations of the Fund to make payments thereunder, at any time.

	The Board also considered, among other things, the following factors:
 (i) the need to consult independent counsel or experts to assist them in reaching a determination whether to adopt the Plan; (ii) the nature of the problems or circumstances that make implementation of the Plan necessary or appropriate; (iii) the causes of such problems or circumstances; (iv) the way in which the Plan would address these problems or circumstances and how it would be expected to resolve or alleviate them, including the nature of the anticipated benefits, and the time it would take for those benefits to be achieved; (v) the merits of possible alternative plans; (vi) the interrelationship between the Plan and the activites of any other person who finances distribution of the Fund's shares, including whether any paymenyts to the Fund to any such other person are made in such a manner as to constitute the indirect financing distribution by the Fund; (viii) the effect of the Plan on the Fund's shareholders.


Distribution Contract

	A Distribution Contract (the "Distribution Contract") between the Funds and
 Forum Financial has been adopted by the Board of Trustees.  A copy of the
 Distribution Contract is attached as an Exhibit.  Pursuant to the
 Distribution Contract, Forum Financial will act as the principal distributor of the Funds' shares.

	Under the Distribution Contract, Forum Financial will bear the cost of printing all sales literature and prospectuses required for its purposes.
 It would be entitled to apply payments it receives under the Plan towards these expenses. The costs of printing the Funds' quarterly and annual reports to shareholders and maintaining a current prospectus, and related accounting and legal fees, would be paid by the Fund. The Fund bears the expenses of registering its shares with the Commission and the cost of qualifing and maintaining the qualification of its shares for sale under the securities laws of various states.

	The Distribution Contract may be terminated at any time on 60 days' written notice, without the payment of any penalty, by the Distributor or by a "vote of the majority of the outstanding voting securities" (as defined under the 1940 Act) of the Fund or by the Fund acting pursuant to a resolution of the Board.

	Payments reallocated by Forum Financial for distribution assistance and shareholder services are subject to the terms and conditions of written agreements between the Distributor and each broker-dealer or other person providing such services. Such agreements must be in a form satisfactory to the Board. The Distributor will receive and retain all Rule 12b-1 distribution fees that are not reallocated to others.

Other Information

	Approval of the Plan will require the "vote of the majority of the outstanding voting securities" of each Fund, as defined under the 1940 Act to mean the affirmative vote of the holders of (i) 67% or more of the outstanding shares of the shares present or represented at the Meeting, if the holders of more than 50% of the outstanding shares of the shares are present or represented by proxy, or (ii) more than 50% of the outstanding shares of the shares, whichever is less.

Required Vote

	In order to approve Proposal 4, the affirmative vote of a "majority of the outstanding voting securities", as defined by the 1940 Act, of a Fund is required. The Board unanimously recommends that shareholders vote FOR the approval of the new Rule 12b-1 Plans. If the acquisition described in Proposal 1 of this proxy statement is not consummated with respect to a Fund, Proposal 4 will not be implemented with respect to that Fund, even if the shareholder vote necessary to adopt it is received.

ADDITIONAL INFORMATION

Shareholder Proposals

	The Funds need not hold annual shareholder meetings, except as required by the 1940 Act or under applicable state law. Therefore, it is probable that no annual meeting of shareholders will be held in 1996 or in subsequent years until so required. For those years in which annual meetings are held, the Funds intend to present for inclusion in the proxy materials with respect to the annual meeting of shareholders must be received at the Company's principal executive offices within a reasonable period of time before the proxy solicitation for that meeting is made, and must comply with all other legal requirements in order to be included in the Fund's proxy statement and form of proxy for that meeting.



By Order of the Board


Charles G. Dyer
Chairman

Boston, Massachusetts
February 5, 1996